Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH

For Immediate Release:

FELCOR ESTABLISHES LINE OF CREDIT

IRVING, Texas…March 7, 2011 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that it has closed a new $225 million secured line of credit with a group of seven banks. J.P. Morgan and BofA Merrill Lynch acted as joint lead arrangers. J.P. Morgan is serving as administrative agent for the bank group. The revolving line of credit bears interest of LIBOR (no floor) plus 450 basis points and matures in August 2014 (FelCor has a one-year extension option to 2015, subject to certain conditions).

At closing, FelCor repaid two secured loans, totaling $198.3 million and $29 million, with a combination of cash on hand and funds drawn under its new line of credit. The repaid loans would have matured in 2013 and 2012 (including extensions), respectively, and were secured by mortgages on 11 hotels. Those same hotels now secure repayment of amounts outstanding under the line of credit. The line of credit is guaranteed by FelCor. As long as FelCor's 10% senior notes remain outstanding, the line of credit imposes no corporate covenants; otherwise, the line of credit adopts the same corporate covenants as applicable currently to those notes.

“The terms of the new line of credit are more favorable than the repaid loans, with a lower interest rate, an extended maturity date and the efficiency of a revolving line of credit, which provides greater flexibility to manage our balance sheet while negotiating and consummating strategic hotel acquisitions,” stated Andrew J. Welch, FelCor's Executive Vice President and Chief Financial Officer.

FelCor, a real estate investment trust, is the nation's largest owner of upper-upscale, all-suite hotels. FelCor owns interests in 82 properties located in major markets throughout 22 states. FelCor's diversified portfolio of hotels and resorts are flagged under global brands, such as Doubletree ®, Embassy Suites Hotels®, Hilton®, Fairmont®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company's Web site at www.felcor.com.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912 sschafer@felcor.com

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